Exhibit 99.1

GENERAL CABLE ANNOUNCES EXPIRATION OF CONSENT SOLICITATION AND RECEIPT OF REQUISITE CONSENTS

HIGHLAND HEIGHTS, KENTUCKY, November 11, 2013 – General Cable Corporation (NYSE: BGC) (the “Company”) announced today that it has received the requisite consents (the “Consents”) with respect to its previously announced consent solicitation (the “Solicitation”) related to certain proposed amendments (the “Amendments”) and related waivers (the “Waivers”) to the indentures governing its Senior Floating Rate Notes due 2015 (“2015 Notes”) and 5.750% Senior Notes due 2022 (“2022 Notes” and together with 2015 Notes, the “Notes”) upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated November 4, 2013 and the related Consent Letter.

The Solicitation expired at 5:00 p.m., New York City time, on November 8, 2013 (the “Expiration Date”). As of the Expiration Date, the Company had received the requisite number of Consents required to approve the Amendments and Waivers and, accordingly, the Company, its U.S. subsidiaries that serve as guarantors, and U.S. Bank National Association, as trustee, have executed supplemental indentures implementing the Amendments with respect to the Notes. All Consents validly delivered and not revoked prior to the Expiration Date have been accepted by the Company.

General Cable Corporation, a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Contact:

General Cable Corporation

Len Texter, 859-572-8684

Vice President, Investor Relations